UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2007

GOODMAN GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32850	20-1932219
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation )	File Number)	Identification No.)

2550 North Loop West, Suite 400 Houston, Texas	77092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 861-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Directors

On February 27, 2007, the Board of Directors of Goodman Global, Inc. (the “Company”) increased the size of the Board to eleven (11) members and elected David Bechhofer and Jeffrey Benjamin to fill the two newly created directorships. Mr. Bechhofer was appointed to Class II, which term will expire at the Company’s 2008 annual meeting of shareholders and Mr. Benjamin was appointed to Class III, which term will expire at the Company’s 2009 annual meeting of shareholders.

Each of Messrs. Bechhofer and Benjamin will receive a retainer of $40,000 per annum for his service as a director, and meeting fees customarily paid by the Company ($2,000 for each board or committee meeting attended in person and $1,000 for attendance at a board or committee meeting held telephonically). Messrs. Bechhofer and Benjamin were each awarded 2,778 shares of restricted stock, which will vest on February 27, 2008.

Mr. Bechhofer was appointed as a member of the Audit Committee, replacing Steven Martinez. Mr. Benjamin was appointed as a member of the Corporate Governance and Nominating Committee.

Mr. Bechhofer is a partner in Bain & Company’s Global Industrial Goods and Services Practice and has been with the firm for almost 25 years. Based at the company’s Boston headquarters, Mr. Bechhofer previously served as managing director of Bain’s Atlanta office and also oversaw the firm’s worldwide marketing effort. Prior to joining Bain, he worked with Hewlett Packard Instruments Group and Israel Water Engineers.

Mr. Benjamin is a senior advisor with Apollo Management, L.P. (“Apollo”). Mr. Benjamin joined Apollo in 2002, after serving as managing director for Libra Securities, L.L.C., an investment banking firm. He served as co-chief executive officer of investment banking firm U.S. Bancorp Libra from 1999 until 2001. Mr. Benjamin is also a director of Dade Behring Holdings, Inc., EXCO Resources, Inc., and Virgin Media, Inc.

As previously disclosed by the Company, Apollo Management V, L.P., an affiliate of Apollo, entered into a management agreement with the Company’s wholly-owned subsidiary, Goodman Global Holdings, Inc., relating to the provision of certain financial and strategic advisory services and consulting services to the Company and its subsidiaries. In fiscal 2005, the Company paid an annual monitoring fee of $2.0 million to Apollo under the management agreement. Upon completion of the Company’s initial public offering in April 2006, the management agreement was terminated and the Company paid Apollo a $16.0 million fee resulting from the termination of the management agreement.

There are no arrangements or understandings between Mr. Bechhofer and any other persons pursuant to which Mr. Bechhofer was selected as a director. There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Bechhofer, or any member of his immediate family, has or will have a direct or indirect material interest.

(e)	2007 Base Salaries, 2006 Cash Incentives, 2007 Performance Bonus Award Program, 2006 Performance Option Vesting

On February 27, 2007, the Company’s Board of Directors (1) approved base salary increases, (2) approved the payment of annual performance-based cash incentives for 2006, (3) adopted the 2007 Performance Bonus Award Program (the “Program”) that provides for the award of annual EBITDA-based performance cash incentives pursuant to the Company’s 2006 Incentive Award Plan, effective for calendar years beginning in 2007, (4) established the performance goals and levels of cash incentive compensation that may be earned under the Program, pursuant to the 2006 Incentive Award Plan, for 2007 for achievement of specified levels of performance goals and (5) determined that 10% of the outstanding performance stock options became exercisable as of December 31, 2006. The following table sets forth information regarding 2007 base salaries, cash incentive payouts for 2006, and target cash incentive awards for 2007, for each of the Company’s named executive officers:

Executive Officer	Title	2006 Cash Incentive Payout Amount(1)	2007 Base Salary (2)	2007 Target Cash Incentive (as a % of 2007 Base Salary)(3)	Performance Stock Options Vested
Charles A. Carroll	President and Chief Executive Officer	$1,347,591	$1,073,900	100%	135,029
Lawrence M. Blackburn	Executive Vice President and Chief Financial Officer	$436,966	$446,800	75%	77,159
Ben D. Campbell	Executive Vice President, Secretary and General Counsel	$354,358	$361,350	75%	28,935
Donald R. King	Executive Vice President, Human Resources	$319,287	$326,500	75%	28,935
William L. Topper	Senior Vice President, Operations	$364,044	$371,170	75%	15,432

(1)	Reflects cash payout of performance-based awards earned in 2006 pursuant to the 2006 Incentive Award Plan.
(2)	The base salary increase for Charles A. Carroll is effective March 1, 2007 and all others are effective April 1, 2007.
(3)	Reflects target level of performance-based cash awards granted for 2007 under the Program, pursuant to the 2006 Incentive Award Plan.

Item 9.01 Financial Statements and Exhibits

d) Exhibits

A copy of the news release announcing the appointments of Mr. Bechhofer and Mr. Benjamin to the Board is attached to this
Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Exhibit Number	Description

99.1	News Release dated March 5, 2007 pertaining to the appointment of directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Goodman Global, Inc.

Date: March 5, 2007	By:	/s/ Ben D. Campbell
Ben D. Campbell Executive Vice President, Secretary and General Counsel

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EXHIBIT INDEX

Exhibit Number	Description

99.1	News Release dated March 5, 2007 pertaining to the appointment of directors.

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